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FOR IMMEDIATE RELEASE, JUNE 4, 2001
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Contact:         Adam Feild
                 212 419 1623

                 Gaynor McCown
                 212 419 1733


                   EDISON SCHOOLS TO ACQUIRE LEARNNOW SCHOOLS

                   Combines Nation's Largest Schooling Company
                     with One of Industry's Fastest Growing

     Expected to Add 11 Schools, 5,000 students and $38 million in Revenues to Edison in Coming School Year


NEW YORK., N.Y., June 4, 2001 -- Edison Schools Inc. (NASDAQ: EDSN), the nation's leading private manager of public schools, announced today it has signed a definitive merger agreement to acquire privately held LearnNow, Inc., a rapidly growing education management company. Edison will acquire LearnNow for approximately 1.4 million shares of its class A common stock. In addition, Edison will lend LearnNow up to $4 million to fund operations and expansion prior to closing. Closing is subject to customary closing conditions and is currently expected to occur on July 1, 2001.

Edison Schools currently manages 113 public schools serving over 57,000 students in 21 states with anticipated current year revenues of approximately $377 million. LearnNow expects to manage 11 schools with a total enrollment of over 5,000 students this fall in 4 states. LearnNow estimates its revenue for the coming school year will reach approximately $38 million, nearly double its current year.

LearnNow has developed a successful school model to serve students in under-resourced communities. The LearnNow model includes high academic standards, significant parent, community and civic involvement and a focus on teaching students how to learn. It also includes significant investment in teacher training and support.

"We are excited about the combination of LearnNow and Edison for five key reasons," said Edison's CEO, Chris Whittle. "First and foremost, LearnNow's management team will be a great boost to our organization. Talent and a commitment to great public schools fuel our growth--and LearnNow has a lot of both. Second, LearnNow has demonstrated great strength in cultivating community support to establish and build successful schools. Third, we expect this combination will produce significant



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operational efficiencies. LearnNow's largest concentrations of enrollment are in
Washington D.C. and Chester PA, cities where Edison has or will soon have significant presence and both companies are headquartered in New York City. Fourth, LearnNow has potential expansion capacity of approximately 5,000 students within its existing client relationships, which could facilitate additional growth in the next couple of years. Finally, we believe the merger will be immediately accretive to our earnings, prior to the amortization of goodwill, by an incremental $0.03 per share in FY02"

Eugene Wade, LearnNow's Chairman and CEO will become an Executive Vice President of Edison and will lead development teams specializing in major new urban clusters of schools. James Shelton, LearnNow's President, will serve as president of the LearnNow division of Edison.

"Joining together with Edison provides LearnNow with the resources necessary to further our mission of building a network of public schools that can provide young people from under-resourced communities with a world class education. We have been enormously impressed with the systems Edison has built over the past decade, particularly those related to academic performance," said Wade and Shelton in a joint statement. "This is a very exciting time in the world of education reform, and as part of the Edison team, we believe we can help shape and influence the quality and direction of that reform. We are excited to become part of this great company."

Edison will host a conference call with analysts and investors to review the LearnNow merger later today. The call will occur between 12:00 p.m. and 12:30 p.m (Eastern time). Interested parties may listen to the call, which will be broadcast live over the Internet, through the Company's website at www.edisonschools.com. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software.

Started in 1999, LearnNow opened its first seven schools in the fall of 2000: two in St. Paul, MN, four in Washington, DC and one in Philadelphia, PA. In addition, LearnNow has a robust pipeline of new business opportunities, having been selected to manage three schools in the Chester Upland School District (with a current enrollment of approximately 2,300 students) and having the authority through its current arrangements to serve up to approximately 10,000 students. LearnNow is an education management company dedicated to helping parents, educators and other community members from under-resourced communities establish and maintain high performing schools that focus on literacy, math, science, and technology. In collaboration with community-based organizations and educators, LearnNow prepares students to become successful college students and leaders in the 21st Century's "knowledge economy."

Edison currently manages 113 public schools with a total enrollment of approximately 57,000 students. Through contracts with local school districts and public charter school boards, Edison assumes educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-based curriculum and school design. Edison opened its first four schools in August 1995, and has grown rapidly in every subsequent year.


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Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the potential financial impact of the acquisition, the number of schools and students expected to be served, potential operating efficiencies and other statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the acquisition is subject to closing conditions and there can be no assurance that those conditions will be satisfied and the acquisition actually completed, we may experience difficulties in integrating the personnel and operations of the acquisition, LearnNow may not succeed at executing expected management agreements, and the actual number of schools and students served by Learn Now and the revenues generated by LearnNow could be smaller as the result of a variety of factors similar to those we face in our business, which are discussed in our most recent quarterly report filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company's estimates and views as of June 4, 2001. The Company disclaims any obligation to update these forward-looking statements in the future. Accordingly, these forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to June 4.